											Exhibit 99
	UNCONSOLIDATED JOINT VENTURES OF THE TAUBMAN REALTY GROUP LIMITED PARTNERSHIP
	REAL ESTATE AND ACCUMULATED DEPRECIATION
	December 31, 2017
	(in thousands)

	Initial Cost to Company			Gross Amount at Which Carried at Close of Period
	Land	Buildings, Improvements, and Equipment	Cost Capitalized Subsequent to Acquisition	Land	Buildings, Improvements, and Equipment	Total		Accumulated Depreciation (A/D)	Total Cost Net of A/D	Encumbrances	Year Opened / Expanded	Year Acquired	Depreciable Life
Shopping Centers:
CityOn.Xi'an, Xi'an,China	$40,779	$249,362		$40,779	$249,362	$290,141		$17,959	$272,182		2016		50 Years
CityOn.Zhengzhou, Zhengzhou,China	52,889	273,422		52,889	273,422	326,311		9,418	316,893	$92,537	2017		50 Years
Country Club Plaza, Kansas City, MO	29,917	525,244	$5,162	29,917	530,406	560,323		27,335	532,988	320,000	1922 / 1977 / 2000 / 2015	2016	50 Years
Fair Oaks, Fairfax, VA	7,666	33,147	109,093	7,666	142,240	149,906		81,150	68,756	260,402	1980 / 1987 / 1988 / 2000		55 Years
International Plaza, Tampa, FL		281,473	37,779		319,252	319,252		138,504	180,748	475,133	2001 / 2015		50 Years
The Mall at Millenia, Orlando, FL	22,517	177,322	3,464	22,517	180,786	203,303		83,163	120,140	450,000	2002		50 Years
Stamford Town Center, Stamford, CT	9,537	40,044	101,302	9,537	141,346	150,883		80,701	70,182		1982 / 2007		40 Years
Starfield Hanam, Hanam, South Korea	261,620	655,624		261,620	655,624	917,244		40,896	876,348	344,430	2016		50 Years
Sunvalley, Concord, CA	350	65,740	56,073	350	121,813	122,163		71,271	50,892	172,769	1967 / 1981	2002	40 Years
The Mall at University Town Center, Sarasota, FL	78,008	231,592	7,392	78,008	238,984	316,992		40,925	276,067	280,000	2014		50 Years
Waterside Shops, Naples, FL	12,604	66,930	72,556	12,604	139,486	152,090		56,423	95,667	165,000	1992 / 2006 / 2008	2003	50 Years
Westfarms, Farmington, CT	5,287	38,638	157,561	5,287	196,199	201,486		119,933	81,553	289,048	1974 / 1983 / 1997		34 Years
Other:
Taubman Land Associates (Sunvalley), Concord, CA	42,693			42,693		42,693			42,693	21,677	2006
Peripheral Land	4			4		4			4
Construction in Process and Development - Pre-construction costs			4,099		4,099	4,099			4,099
Total	$563,871	$2,638,538	$554,481	$563,871	$3,193,019	$3,756,890	(1)	$767,678	$2,989,212

									Exhibit 99
	UNCONSOLIDATED JOINT VENTURES OF THE TAUBMAN REALTY GROUP LIMITED PARTNERSHIP
	REAL ESTATE AND ACCUMULATED DEPRECIATION
	December 31, 2017
	(in thousands)

The changes in total real estate assets and accumulated depreciation for the years ended December 2017, 2016, and 2015 are as follows:

	Total Real Estate Assets					Accumulated Depreciation
	2017		2016	2015		2017	2016	2015
Balance, beginning of year	$3,371,216		$1,628,492	$1,580,926	Balance, beginning of year	$(661,611)	$(589,145)	$(548,646)
Acquisitions			618,515		Depreciation for year	(119,261)	(80,093)	(49,951)
New development and improvements	363,601		1,131,952	57,344	Disposals	14,654	7,627	9,452
Disposals/Write-offs	(78,189)	(2)	(7,743)	(9,778)	Changes in exchange rates	(1,460)
Changes in exchange rates	100,262				Balance, end of year	$(767,678)	$(661,611)	$(589,145)
Balance, end of year	$3,756,890		$3,371,216	$1,628,492

(1) The unaudited aggregate cost for federal income tax purposes as of December 31, 2017 was $3.880 billion.
(2) Primarily represents the book balance of the Valencia Place office tower at Country Club Plaza, which was sold in March 2017.